Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

SERIES M CONVERTIBLE PREFERRED STOCK

OF

HELMER DIRECTIONAL DRILLING CORP.

The Articles of Incorporation of Helmer Directional Drilling Corp, a Nevada corporation (the “Company”), provide that the Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $0.001, and that the Board of Directors have the authority to attach such terms as they deem fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by Unanimous Written Consent, dated March 11, 2013, adopted a resolution providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of 1,500 shares of Series M Convertible Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Articles of Incorporation, and in accordance with the Nevada Revised Statutes, the Board of Directors hereby authorizes the filing of a Certificate of Designations, Preferences and Rights of Series M Convertible Preferred Stock of the Company. Accordingly, the Company is authorized to issue Series M Convertible Preferred Stock with par value of $0.001 per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

1.                  Designation and Rank. The designation of such series of the Preferred Stock shall be the Series M Convertible Preferred Stock, par value $0.001 per share (the “Series M Preferred Stock”). The maximum number of shares of Series M Preferred Stock shall be 1,500 shares. The Series M Preferred Stock shall rank pari passu to the Company’s common stock, par value $0.001 per share (the “Common Stock”), and junior to all other classes and series of equity securities of the Company which by their terms do not rank pari passu. The Series M Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.                  Dividends.

The Series M Preferred Stock shall not pay a dividend; provided that no cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock unless such cash dividend or distribution is likewise declared, paid or set apart for payment on the Series M Preferred Shares.

3.                  Voting Rights. Holders of the Series M Preferred Stock shall vote on an “as converted” basis, together as a single class, with the Common Stock, on all matters requiring the approval, ratification or consent of holders of Common Stock of the Company. The Common Stock into which the Series M Preferred Stock is

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convertible shall, when issued, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Series M Preferred Stock.

4.                  Conversion. The holder of Series M Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)                Mandatory Conversion. On or after the Issuance Date, at such time when the Company amends its Articles of Incorporation to increase the number of authorized shares of Common Stock to such number that is equal to or greater than seven hundred million (700,000,000), the holder of any such shares of Series M Preferred Stock shall automatically convert (a “Mandatory Conversion”) all of the shares of Series M Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the product of (i) the number of shares of Series M Preferred Stock; and (ii) the Conversion Multiple (as defined in Section 4(c) below).

(b)               Mechanics of Mandatory Conversion. The Mandatory Conversion of Series M Preferred Stock shall be conducted in the following manner:

(i)                 Holder's Delivery Requirements. Upon the Mandatory Conversion, the holder thereof shall surrender to a common carrier for delivery to the Company’s designated transfer agent (the “Transfer Agent”) as soon as practicable following such Mandatory Conversion the original certificates representing the shares of Series M Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii)               Company's Response and Common Stock Issuance. Upon the Mandatory Conversion, the Company shall immediately send, via facsimile, a confirmation of receipt of such Preferred Stock Certificates to such holder. Upon receipt by the Transfer Agent of the Preferred Stock Certificates, the Company shall, within three (3) trading days following the later of the (x) Mandatory Conversion, and (y) date of receipt of the Preferred Stock Certificates by the Transfer Agent, issue and deliver to the holder certificates registered in the name of the holder or its designee, representing the number of shares of Common Stock to which the holder shall be entitled.

(iii)             Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series M Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock from and after the Conversion Date.

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(c)                Conversion Price.

(i)                 The term “Conversion Multiple” shall mean Three Hundred One Thousand Six Hundred Ninety Nine (301,699).

(d)               No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series M Preferred Stock against impairment.

(e)                Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series M Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(f)                Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.

(g)               Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series M Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(h)               Retirement of Series M Preferred Stock. Conversion of Series M Preferred Stock shall be deemed to have been effected on a Mandatory Conversion.

5.                  No Preemptive Rights. No holder of the Series M Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

6.                  Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Majority Holders (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this

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Certificate of Designation or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series M Preferred Stock.

7.                  Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series M Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series M Preferred Stock into Common Stock.

8.                  Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series M Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series M Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

9.                  Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series M Preferred Stock and shall not be construed against any person as the drafter hereof.

10.              Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series M Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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[Signature page to the Certificate of Designations of Series M Convertible Preferred Stock]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 14th day of March, 2013.

HELMER DIRECTIONAL DRILLING CORP.

By: ___/s/ Georgette Wansor_______________

Name: Georgette Wansor

Title: Chief Executive Officer and Chief Financial Officer